Exhibit 5.1

20 July 2018

To:	Board of Directors
Johnson Controls International plc
1 Albert Quay
Cork
Ireland

Re:	Johnson Controls International plc (the “Company”)

Dear Sirs,

1.	Basis of Opinion
We are acting as Irish counsel to the Company, registered number 543654, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 1 Albert Quay, Cork, Ireland, in connection with the Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) on 20 July 2018, under the Securities Act of 1933, as amended (the “Securities Act”) with respect to ordinary shares with nominal value US$0.01 per share of the Company (the “Shares”) that may be delivered pursuant to the Amended and Restated Johnson Controls International plc 2012 Share and Incentive Plan dated March 8, 2017 (the “Plan”).

1.1
This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.2	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.3	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”); and

(b)	the searches listed at section 1.6 below.

1.4	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan other than the Documents.

Exhibit 5.1

1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

1.6	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 20 July 2018:

(a)
on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgements Office of the High Court; and

(c)	in the Central Office of the High Court of Dublin for any proceedings or petitions filed.

2.	Opinion
Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland; and

2.2
when the Shares have been issued (and, if required, paid for in either cash or services) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plan, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions
For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:
Amendment and the Plan

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2	that the Shares will be allotted and issued in the manner stated in the Plan;

3.3
that any awards granted pursuant to the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and that where Shares are issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027 of the Companies Act 2014 of Ireland (the “Act”) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by Sections 82(6) and 1043 of the Act) or issued for consideration as set out in Section 1028(2) of the Act;

Exhibit 5.1

3.4	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.5
that the exercise of any options granted under the Plan and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and the procedures described in the Plan and the applicable award agreement;

3.6
that the Company has sufficient authorised share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plan and the directors have sufficient authority pursuant to Section 1021 of the Act to issue such Shares and, to the extent applicable, have been authorised to issue such Shares without the application of pre-emption rights pursuant to Section 1023 of the Act;

3.7
with respect to Shares issued on or after the date of expiry of the Company’s existing authority to issue shares that the Company will have renewed its authority to issue the Shares pursuant to Sections 1021 and 1023 of the Act and such authority shall be in effect at the time of such issuance;

3.8
that at the time of grant by the compensation and human resources committee of the board of directors of the Company (the “Committee”) of an award or Share under the Plan, the Committee has been duly constituted and remains a duly constituted committee of the board of directors of the Company having the necessary powers and authorities to grant awards and issue the Shares;

Authenticity and bona fides

3.9
the completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.10
that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.11
that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Memorandum and Articles of Association or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

Accuracy of searches and warranties

3.12
the accuracy and completeness of the information disclosed in the searches referred to in section 1.6 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a

Exhibit 5.1

resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.13	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;
Commercial Benefit

3.14
that the Plan have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure
This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Arthur Cox
ARTHUR COX

Exhibit 5.1

SCHEDULE
The Documents

1.	A copy of the Registration Statement.

2.	A copy of the Plan.

3.	A copy of the resolutions of the board of directors of the Company dated:

(i)	September 12, 2014 approving, among other things, the assumption of all the rights and obligations of Tyco International Ltd. under the Plan;

(ii)	October 30, 2014 approving the amendment and restatement of the Plan;

(iii)
January 23 2016, approving the Merger Agreement dated January 24, 2016 as amended on July 1, 2016 between the Company, Johnson Controls, Inc., Jagara Merger Sub LLC and Tyco International Finance S.A.;

(iv)	August 17, 2016 approving, among other things, the assumption of all the rights and obligations of Johnson Controls, Inc. under the Plan;

(v)	November 30, 2016, approving Section 162(m) matters relating to the Plan; and

(vi)	June 13, 2018 approving the filing of the Registration Statement with the SEC.

4.	A corporate certificate of the company secretary of the Company dated July 20, 2018.

5.	A copy of the memorandum and articles of association of the Company as adopted on 8 September 2014 and amended on March 7, 2018.

6.	A copy of the resolutions of the shareholders of the Company dated March 8, 2017.

7.	A copy of the resolutions of the shareholders of the Company dated March 7, 2018.

8.	A copy of the final report of the Corporate Secretary in respect of the annual general meeting of the shareholders of the Company dated March 7, 2018.

9.	Letter of Status from the Irish Companies Registration Office dated July 20, 2018.